UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 27, 2016
Date of Report (Date of earliest event reported)

Investors Title Company
(Exact name of registrant as specified in its charter)

North Carolina	0-11774	56-1110199
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

121 North Columbia Street
Chapel Hill, North Carolina		27514
(Address of Principal Executive Offices)		(Zip Code)

(919) 968-2200
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
[ ] Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
[ ] Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 27, 2016, Investors Title Company (the “Company”) entered into a Business/Commercial Loan Agreement and related Promissory Note (collectively, the “Loan Agreement”) with First-Citizens Bank and Trust Company (the “Bank”) pursuant to which the Bank loaned the Company the principal amount of $6 million. The loan bears interest at the London Interbank Offered Rate (LIBOR) plus 1.752%, matures on December 27, 2016 and is secured by the assets of the Company pursuant to a Commercial Security Agreement. The loan is prepayable at any time without penalty. The Bank also provides commercial banking services to the Company and its affiliates, including depository accounts, escrow accounts and lockbox services. The loan proceeds were used to partially finance the acquisition described in Item 8.01 below.

The foregoing summary of the material terms of the Loan Agreement and Commercial Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, to be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 above is incorporated by reference in response to this Item. 2.03.

Item 8.01. Other Events

As previously reported, on October 12, 2016, National Investors Holdings, LLC ("NIH"), a subsidiary of the Company, entered into a stock purchase agreement (the “Purchase Agreement”) to acquire all of the outstanding shares of University Title Company (“University”). University is a title insurance agency doing business in the State of Texas. On October 31, 2016, NIH closed the transaction, paying $10 million plus a $918,000 adjustment for University’s net cash position at closing to the shareholders of University. The transaction was financed with cash on hand and with the loan proceeds described in Item 1.01 above.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INVESTORS TITLE COMPANY

By:	/s/ James A. Fine, Jr.
James A. Fine, Jr.
President, Principal Financial Officer and
Principal Accounting Officer

Dated:  November 2, 2016